Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the use, in the Offering Statement on Form 1-A of XY – the Findables Company, a Delaware corporation (the “Company”), of our report dated May 2, 2016 on our audit of the balance sheets of Ength Degree, LLC, a Delaware limited liability company and the Company’s predecessor, as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ equity/(deficit) and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF
San Diego, California	PKF
June 10, 2016	Certified Public Accountants
A Professional Corporation